Exhibit 99.1

NEWS RELEASE

Duke Energy Corporation
P.O. Box 1006
Charlotte, NC 28201

Sept. 30, 2008	MEDIA CONTACT:	Tom Shiel
	Telephone	704-382-2355
	24-Hour:	704-382-8333

	ANALYST CONTACT:	Sean Trauschke
980-373-7905

Duke Energy Corporation Draws $1 Billion Under Its Master Credit Agreement

CHARLOTTE, N.C. – Duke Energy Corporation today announced it is drawing approximately $1 billion under its $3.2 billion Master Credit Agreement, which expires in June 2012.

“In light of the uncertain market environment, we made this proactive financial decision to increase our liquidity and cash position and to bridge our access to the debt capital markets,” said David Hauser, group executive and chief financial officer. “This improves our flexibility as we continue to execute our business plans.”

With this draw, the company expects to have approximately $2 billion of cash and cash equivalents at Sept. 30, 2008.

Duke Energy, one of the largest electric power companies in the United States, supplies and delivers electricity to approximately 4 million U.S. customers in its regulated jurisdictions. The company has approximately 35,000 megawatts of electric generating capacity in the Midwest and the Carolinas, and natural gas distribution services in Ohio and Kentucky. In addition, Duke Energy has more than 4,000 megawatts of electric generation in Latin America, and is a joint-venture partner in a U.S. real estate company.

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Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

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